EXHIBIT 99.1

February 24, 2005

NOTICE OF BLACKOUT PERIOD TO DIRECTORS
AND EXECUTIVE OFFICERS OF SNAP-ON INCORPORATED

You are receiving this notice to advise you that your ability to trade securities of Snap-on Incorporated will be significantly restricted from March 10, 2005, to the week of March 28, 2005.

The transition by the Snap-on Incorporated 401(k) Plan (the “Plan”) of administration, recordkeeping and trustee services from Merrill Lynch to Citistreet will necessitate a blackout period that will begin at 3:00 p.m. on March 10, 2005, and is expected to end the week of March 28, 2005 (the “Blackout Period”). (When the ending date of the Blackout Period is set, you will be notified.) During the Blackout Period, Plan participants will be unable to direct or diversify their investments in the Plan and will not, among other things, be able to obtain a loan, withdrawal or distribution from the Plan.

Since the Plan includes Snap-on Incorporated common stock as an investment option, Section 306(a) of the Sarbanes-Oxley Act and Section 101(a) of Regulation BTR prohibit each director and executive officer of Snap-on Incorporated from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of Snap-on during the Blackout Period if the director or executive officer acquires or previously acquired the equity security in connection with service or employment as a director or executive officer. These restrictions apply whether or not the director or executive officer participates in the Plan. Snap-on Incorporated’s equity securities include Snap-on Incorporated common stock and stock options exercisable for Snap-on Incorporated common stock.

Consequently, during the Blackout Period, you may not purchase, sell or otherwise acquire or transfer any equity security of Snap-on Incorporated (or exercise any Snap-on Incorporated stock options) that you acquired in connection with your service as a director or executive officer of Snap-on Incorporated.

There are a limited number of exceptions to the restrictions described above, and certain types of transactions continue to be permitted during the Blackout Period. These permitted transactions generally are those over which you have no control, such as shares of Snap-on Incorporated stock that you may inherit during the Blackout Period. For more information about these exceptions, or if you have any other questions about this notice, please contact Jason Bartel, Snap-on Incorporated, 2801 80th Street, Kenosha, WI 53141, telephone number 262-656-5200.